Filed Pursuant to Rule 433
Dated March 16, 2021
Registration Statement No. 333-233255
Important Disclosures
Free Writing Prospectus | CIM Commercial Trust Corporation Investor Presentation Q4 2020
Filed Pursuant to Rule 433 | Dated March 16, 2021 | Registration Statement No. 333-233255
CIM Commercial Trust Corporation (“CMCT”) has filed a registration statement (including a base prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering of Series A Preferred Stock and Series D Preferred Stock to which this communication relates. Before you invest, you should read the base prospectus, dated December 4, 2019, in that registration statement, the prospectus supplement for the Series A Preferred Stock and Series D Preferred Stock, dated January 28, 2020, as supplemented by Supplement No. 5, thereto, dated January 29, 2021 and other documents CMCT has filed with the SEC for more complete information about CMCT and the offering. You may request to receive a prospectus by calling toll-free at 1-866-341-2653.
Reverse Stock Split
On September 3, 2019, CMCT effected a 1-for-3 reverse stock split (the “Reverse Stock Split”) on its common stock, par value $0.001 per share. Unless otherwise specified, all CMCT common stock and CMCT common stock per share amounts set forth in this presentation have been adjusted to give retroactive effect to the Reverse Stock Split.
www.cimcommercial.com | ©2020 CMCT | CMCT CIM Commercial Trust Corporation | Securities distributed by affiliate broker-dealer: CCO Capital, LLC, member: FINRA / SIPC



CMCT

CIM Commercial Trust Corporation | NASDAQ: CMCT | TASE: CMCT-L

March 2021

Important Disclosures

CMCT

Forward-looking Statements

The information set forth herein contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"), which are intended to be covered by the safe harbors created thereby. Such forward-looking statements can be identified by the use of forward-looking terminology such as "may," "will," "project," "target," "expect," "intend," "might," "believe," "anticipate," "estimate," "could," "would," "continue," "pursue," "potential," "forecast," "seek," "plan," or "should" or the negative thereof or other variations or similar words or phrases. Such forward-looking statements include, among others, statements about CMCT's plans and objectives relating to future growth and availability of funds, and the trading liquidity of CMCT's common stock. Such forward-looking statements are based on particular assumptions that management of CMCT has made in light of its experience, as well as its perception of expected future developments and other factors that it believes are appropriate under the circumstances. Forward-looking statements are necessarily estimates reflecting the judgment of CMCT's management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These risks and uncertainties include those associated with (i) the scope, severity and duration of the current pandemic of COVID-19, and actions taken to contain the pandemic or mitigate its impact, (ii) the adverse effect of COVID-19 on the financial condition, results of operations, cash flows and performance of CMCT and its tenants and business partners, the real estate market and the global economy and financial markets, among others, (iii) the timing, form, and operational effects of CMCT's development activities, (iv) the ability of CMCT to raise in place rents to existing market rents and to maintain or increase occupancy levels, (v) fluctuations in market rents, including as a result of COVID-19, and (vi) general economic, market and other conditions. Additional important factors that could cause CMCT's actual results to differ materially from CMCT's expectations are discussed under the section "Risk Factors" in CMCT's Annual Report on Form 10-K for the year ended December 31, 2020. The forward-looking statements included herein are based on current expectations and there can be no assurance that these expectations will be attained. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond CMCT's control. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that the forward-looking statements included herein will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by CMCT or any other person that CMCT's objectives and plans will be achieved. Readers are cautioned not to place undue reliance on forward-looking statements. Forward-looking statements speak only as of the date they are made. CMCT does not undertake to update them to reflect changes that occur after the date they are made.

NASDAQ: CMCT | TASE: CMCT-L

Owner and operator of Class A and creative office assets in vibrant and improving metropolitan communities

- Nine office properties, one hotel and two ancillary properties[1]
- 1.3 million rentable square feet of office and 503 hotel rooms[1]
- High barrier-to-entry, metropolitan focus
- Value-enhancing redevelopments in Northern California and Los Angeles[2]
- Value-enhancing development in Austin placed in service during 2Q20[2]
- Managed by CIM Group, L.P. ("CIM" or "CIM Group") — owner/operator of $29.3 billion of real assets[3]
- Insiders own ~20.5% of CMCT common stock as of March 11, 2021[4]



San Francisco Area
Los Angeles
Austin

1. As of December 31, 2020.
2. Austin development placed in service in 2Q20. Redevelopments in California were suspended due to COVID-19. See pages 20-22 for more information
3. As of September 30, 2020. See Important Information on page 31.
4. Includes CIM Group and its affiliates, as well as officers and directors of CMCT.

COVID-19 Update – Taking Proactive Steps

CMCT



Strong Collections[1]
97%
97%
98%
Q2 2020
Q3 2020
Q4 2020

Reduced Costs

- Property Level
- Corporate
  - Realigned support functions and reduced compensation
  - Eliminated $1.1 million base management fee[2]

Bolstered Liquidity

- Amended bank facility
- Arranged new $10 million unsecured facility
- Reduced capex
- Increased preferred capital raising

Preparing for Re-opening

- Establish controls for building ingress and egress
- Promote social distancing with building signage
- Minimize furniture in common areas
- Increase janitorial services

1. Represents all non-parking collections through March 5, 2021, which accounted for 97% of CMCT's rent billings for the periods presented.
2. Replaced with incentive fee that CMCT does not anticipate paying through 2021. For more information, see the amendment dated May 11, 2020 to CMCT's Master Services Agreement, a copy of which is incorporated by reference as an exhibit to CMCT's Form 10-K filed on March 16, 2021.

CIM Commercial Trust – Key Investment Highlights

CMCT

CMCT

1. **Deep Commercial Property Expertise Through Relationship with CIM Group; Insiders[1] own ~20.5% of CMCT common stock[2]**
2. **High Quality Class A and Creative Office Portfolio**
3. **Significant Embedded Organic Growth Opportunity From Outsized Growth In Key Gateway Markets**
4. **External Growth Opportunity – Acquisitions & Select Redevelopment and Build-to-Suit**
5. **Equity-Enhancing, Growth-Oriented Capital Structure**

1. Includes CIM Group and its affiliates, as well as officers and directors of CMCT.
2. Based on 14,827,410 shares of CMCT common stock outstanding as of March 11, 2021.



CMCT

CIM Group Overview

CMCT

1994
Established

$29.3B[3]
Assets Owned and Operated

860+
Real Assets Owned & Operated

Competitive Advantages

Diverse **Team** of In-House Professionals

Commitment to **Community**

Disciplined Approach

9
Corporate Offices Worldwide

● Corporate & Affiliated Offices[2]

1,000+
Employees[1]



Tokyo
Phoenix
Chicago
New York
Headquartered in Los Angeles
Dallas
Atlanta
Orlando
Washington D.C. Area

Community-Focused Platforms



$29.3B[3]
Assets Owned & Operated

Real Estate | $19.1B

Projects span multiple real estate sectors and incorporate equity investment strategies across the risk-return spectrum including core, value-add, opportunistic and ground-up development approaches. CIM seeks to create value in real estate assets through re-positioning, re-leasing, active management, operational expertise, development or a combination of these methods.

Infrastructure | $2.3B

CIM's infrastructure program is focused on investments in renewable energy, digital infrastructure, water and waste management, transportation and social infrastructure projects that support the long-term sustainable growth of urban communities across North America. CIM seeks to create value in infrastructure assets through development, expansion, upgrades, active management and operational expertise.

Credit | $7.9B

Includes net-lease real estate occupied by credit tenants and commercial real estate debt where CIM leverages its experience as an owner, operator and developer to inform lending assumptions.

1. Employee Count as of 12/31/2020.
2. Corporate offices named in orange on map. Affiliated offices typically have smaller, dedicated resources (i.e., Distribution). Sydney office is through a placement agent.
3. See definitions on Page 31. As of 9/30/20,

Through the execution of transformative projects over 25+ years, CIM has established a track record of creating value for stakeholders while making a positive difference in communities.

Team

1,000+ employees[1] in a vertically integrated team

- Core in-house capabilities include acquisition, credit analysis, development, finance, leasing, onsite property management and distribution
- Expertise across the capital stack and in multiple markets, asset classes and strategies
- Extensive experience sourcing, executing and restructuring deals and delivering creative solutions

Community

135 CIM "Qualified Communities" across the Americas with capital deployed in 75[1]

- Distinctive community qualification process with local expertise in each Qualified Community
- Proprietary deal sourcing through local relationships, partners and stakeholders resulting in 70% of investments sourced off-market[2]
- Invests at least $100 million in each community, using broad real asset expertise to tailor projects to the community's needs

Discipline

CIM has **never defaulted on a loan** or given a property back to a lender[3]

- Reliance on sound business plan execution, not financial engineering
- Disciplined approach to positioning assets for long-term success, including rigorous underwriting and credit analysis processes, conservative leverage and controlled capital deployment
- CIM's opportunistic, stabilized and infrastructure strategies average 43%, 30% and 31% leverage ratios,[4,5] respectively

Trusted Partner

170+ global institutional investors and **$29.3B of assets owned and operated**[5]

- Seasoned partner with strong, long-standing relationships with industry owners, operators, developers and institutional investors
- Long-standing, deep and broad relationships with more than 50 of the largest banking and lending groups in North America
- Capability to handle complicated projects and structures

Experience

25+ years of experience as an owner, operator, lender and developer

- Led more than $60 billion of projects — with approximately $30 billion realized — across three primary asset classes
- Holistic, sector agnostic approach helps position each project for success and serves as a critical component of our ability to enhance communities and create value
- Successfully navigated diverse market cycles
- Completed landmark projects in cities across the Americas

Past performance is no guarantee of future results.

1. As of 12/31/2020
2. Off-market percentage based on invested equity across all CIM investments.
3. CIM and its affiliated entities as a borrower.
4. Includes opportunistic funds CIM III, VIII, and IX, stabilized funds CIM IV, CIM VI, and CUII, and infrastructure funds CIM V and Infra II. Leverage ratio is defined as debt over total assets at fair value. Debt represents the outstanding principal amount for loans associated with the property or Fund, not taking into consideration any unamortized loan costs or mark-to-market change in the valuation of the loan.
5. As of 9/30/20.

Community Based Investment Approach

CIM pre-qualifies specific transitional and thriving communities through a bottom-up, research-driven approval process prior to making any real estate or infrastructure investments on behalf of its funds or partners.


Canada
Seattle
United States
Salt Lake City
Denver
Chicago
Toronto
Boston
New York
Washington, DC Area
San Francisco
Los Angeles
Phoenix
Dallas
Atlanta
Austin
Mexico
Monterrey
Mexico City
CIM Qualified Communities
Net-Lease Assets

860+
Assets Across the Americas

135
Qualified Communities,
Capital Deployed in 75

Real Estate

Office	51 Assets	12.7mm SF
Retail	46 Assets	6.2mm SF
Industrial	7 Assets	2.7mm SF
Multifamily	87 Assets	20.4mm SF
Hospitality	6 Assets	2.8mm SF

Infrastructure

Digital (Data Centers)	146 MW	1.5M SF
Waste/Water	500,000 Acre/Feet of Water Storage	
	7,900+ Tons of Waste	
Transport/ Social	8,740+ Parking Spaces	
Renewables	3+ GW	

Credit

Real Asset Lending	55+ Assets	10.1mm SF
Net-Lease	665+ Assets	30.3mm SF

Please note, changes in global, national, regional or local economic, demographic or capital market conditions (including as a result of the outbreak of the novel strain of coronavirus that began in the fourth quarter of 2019 ("COVID-19")) can have a significant negative impact on real assets. Past performance is no guarantee of future results. Data as of 9/30/20.

For more than 25 years, CIM has demonstrated the ability to realize strong investment-level returns across various market cycles.

Real Estate

12.8%

Total Realized Investment-Level Returns Since Inception

12.9%

Total Realized Investment-Level Returns Since Inception[1]

Credit

15.5%

Total Realized Investment-Level Returns Since Inception

Infrastructure

25.4%

Total Realized Investment-Level Returns Since Inception

Does not include CIM's public, non-listed offerings.

Past performance is no guarantee of future results. 1. Investment-Level gross returns represent the performance of an investment in a fund based on the equity contributed to the investment by the fund and distributed to the fund from the investment, provided that generally, (a) distributions resulting from debt proceeds or third party capital used to replace equity contributions are applied as a reduction in contributions and, accordingly, are not treated as distributions; (b) any fund-level debt is allocated to the investments and assumed to be investment-level debt, the significant effects of which are as follows: (i) equity contributed is reduced by the amount of assumed debt and (ii) equity distributed is reduced by the amount of repayments on such debt; (c) temporary (working capital) contributions may be treated as a reduction of total contributions in the period the capital is returned to the fund and (d) certain amounts re-contributed from the fund to an investment are deemed to be reductions in prior distributions rather than additional contributions; the effects of (a) – (d) are to reduce the amount of distributions and contributions. Deposits and other preclosing cash outflows are generally assumed to be contributed to the investment at closing. Returns are calculated after taking into account investment-level costs, but before taking into account fund-level costs and expenses, organizational expenses, management fees, carried interest distributions payable to CIM or taxes, the effect of which is expected to be material. **Please note, changes in global, national, regional or local economic, demographic or capital market conditions (including as a result of the outbreak of COVID-19) can have a significant negative impact on real assets.** Data as of 9/30/20. See definitions on Page 31.

Commitment to ESG

CIM is committed to incorporating Environmental, Social and Governance (ESG) criteria into its business strategies and day-to-day operations while supporting its tenants, employees and communities in these initiatives.

PRI Principles for Responsible Investment

IRENA International Renewable Energy Agency

ENERGY STAR

CIM CIMPACT

Diversity & Inclusion Council

Sustainable & Environmental Initiatives

- For more than 25 years, CIM has developed and operated sustainable infrastructure needed to support growing communities. Key projects include renewable energy, water storage and waste-to-value initiatives.
- CIM is a member of the Principles for Responsible Investment (PRI), a GRESB assessment participant and a partner in the EPA's Energy Star® program, with several LEED certified buildings. Additionally, CIM uses Energy Star® consumption tracking at more than 100 properties.
- CIM's water storage solution improves water supply sustainability, while our waste-to-value solution produces an alternative to petroleum-based products, cuts carbon emission and frees up landfills.

ESG Committee

- Comprised of leaders from across the organization, CIM's ESG committee supports and elevates CIM's sustainability efforts. The committee authored CIM's formal ESG policy, which details the organization's continued commitment to incorporate ESG best practices into each new project and ongoing.

CIMpact

- CIMpact coordinates grassroots initiatives and partners with regional and national non-profit organizations to further CIM's positive impact in communities.
- Through CIMpact, CIM supports and encourages corporate and employee-led voluntary community service activities on both local and national levels.

Diversity & Inclusion Council

- Through employee education and reporting, as well as community outreach, the Diversity & Inclusion Council plays a crucial role in CIM's effort to encourage employees to honor and celebrate diversity in relationships with each other and all those it serves.

Resources & Expertise of Institutional Owner Operator

CMCT Management



David Thompson

CMCT CEO

11th Year at CIM

- Previously spent 15 years with Hilton Hotels Corporation, most recently as Senior Vice President and Controller
- Began career as a C.P.A. at Arthur Andersen & Co.



Nathan DeBacker

CMCT CFO

3rd Year at CIM

- Previously was Senior Vice President and Chief Financial Officer of Cole REITs, at VEREIT
- Began career as an auditor at Ernst & Young

CIM Group Co-Founders



Richard Ressler

CIM Group Principal
CMCT Chairman of the Board

27th Year at CIM

- Founder of Orchard Capital and Chairman of Executive Committee of CIM Group, Orchard First Source Asset Management and OCV
- Chairman of the Board of J2 Global (NASDAQ: JCOM); previously served as CEO
- Previously worked at Drexel Burnham Lambert and began his career as an attorney with Cravath, Swaine and Moore



Avi Shemesh

CIM Group Principal
CMCT Board Member

27th Year at CIM

- Previously Co-Founder of Dekel Development, a developer of commercial and multifamily properties in Los Angeles



Shaul Kuba

CIM Group Principal
CMCT Board Member

27th Year at CIM

- Previously involved in a number of successful entrepreneurial real estate activities, including Dekel Development (Los Angeles commercial and multifamily developer)

1 Alignment of Interests

CMCT

CIM Group Commitment to CMCT	◦ Insiders[1] own ~20.5% of CMCT common stock[2]
Management and Corporate Governance	◦ CMCT's Board includes CIM Group's three co-founders (Richard Ressler, Avi Shemesh, and Shaul Kuba)
Strong Market Knowledge and Sourcing	◦ CMCT benefits from CIM Group's identification of Qualified Communities, sourcing capabilities and access to resources of vertically integrated platform

Management Agreement / Master Services Agreement

- Tiered asset management fee based on fair value of real properties and associated assets of CMCT
  - Quarterly fee assessed as a percentage of assets:
    - <$500 million = 0.2500%
    - $500 million - $1,000 million = 0.2375%
    - $1,000 million - $1,500 million = 0.2250%
    - $1,500 million - $4,000 million = 0.2125%
    - $4,000 million - $20,000 million = 0.1000%
- Plus reimbursement of shared services at cost (accounting, tax, reporting, etc.)
- Permanently eliminated ~$1.1 million annual base service fee starting in 2Q20 and replaced with an incentive fee.
  - Incentive fee is 15% of CMCT's quarterly core funds from operations in excess of a quarterly threshold equal to 1.75% (i.e., 7% on an annualized basis) of CMCT's average adjusted common stockholders' equity[3]
  - CMCT does not anticipate paying an incentive fee through 2021.
- Perpetual term

1. Includes CIM Group and its affiliates, as well as officers and directors of CMCT.
2. Based on 14,827,410 shares of CMCT common stock outstanding as of March 11, 2021.
3. For more information, see the amendment dated May 11, 2020 to CMCT's Master Services Agreement, a copy of which is incorporated by reference as an exhibit to CMCT's Form 10-K filed on March 16, 2021.



CMCT Overview

2 CMCT History

CMCT

Transition from Private Fund to High-Quality Public REIT

February 2005 – June 2006
- CIM Group formed CIM REIT with 24 private institutional investors

March 2014
- CIM REIT completed its merger with PMC Commercial Trust, a publicly traded mortgage REIT

November 2015 – December 2016
- Sold commercial mortgage loan portfolio, commercial real estate lending subsidiary, and three properties for a combined gross sales price of $217 million

June 2016
- $210 million tender offer for CMCT common stock (approximately 3.3 million shares @ $63 per share)[2]

September 2016 – December 2017
- $966 million repurchase of CMCT common stock (approximately 14.6 million shares @ $66 per share)[1,2]

March 2017 – December 2017
- Completed sale of 12 properties for a combined sales price of $1,093 million

October 2018
- Announced Program to Unlock Embedded Value in Our Portfolio and Improve Trading Liquidity of Our Common Stock[3]

March 2019 – July 2019
- Completed sale of 10 properties for a combined gross sales price of $991 million

August 2019 – September 2019
- Paid $613 million special dividend ($42.00[2] per share) to common stockholders
- Effectuated 1:3 Reverse Stock Split on the ex-dividend date (September 3, 2019)

1. Shares were repurchased in three privately negotiated transactions indirectly from CIM Urban REIT. In connection with these share repurchases, CMCT paid special cash dividends totaling $6.5 million that allowed the common stockholders that did not participate in the repurchases to receive the economic benefit of such repurchases. Special cash dividends are not included in the above amount.
2. Amounts have been adjusted to give retroactive effect to the Reverse Stock Split.
3. The Program to Unlock Embedded Value in Our Portfolio and Improve Trading Liquidity of Our Common Stock (the "Program") was intended to monetize stabilized assets to unlock embedded value in CMCT's portfolio that had been created since 2006. The Program included (i) the sale of 10 properties during 2019 for a combined gross sales price of $991 million, (ii) the payment of a special dividend of $42.00 per share of common stock on August 30, 2019, and (iii) the liquidation of CIM REIT, a CIM-operated vehicle and former indirect principal shareholder of CMCT.

2 High Quality Class A & Creative Office Portfolio

CMCT

Growth-Focused Portfolio (As of December 31, 2020)

Office:

Location	Sub-Market	Rentable Square Feet ("SF")	% Occupied	% Leased	Annualized Rent Per Occupied SF [1]
Oakland, CA					
1 Kaiser Plaza	Lake Merritt	537,811	89.1 %	89.1 %	$ 45.59
San Francisco, CA					
1130 Howard Street	South of Market	21,194	100.0 %	100.0 %	80.73
Los Angeles, CA					
11620 Wilshire Boulevard	West Los Angeles	196,229	87.7 %	87.7 %	46.82
4750 Wilshire Boulevard	Mid-Wilshire	140,332	21.6 %	21.6 %	48.00
9460 Wilshire Boulevard	Beverly Hills	97,035	73.5 %	73.5 %	105.03
11600 Wilshire Boulevard	West Los Angeles	56,880	88.5 %	88.5 %	53.11
Lindblade Media Center	West Los Angeles	32,428	100.0 %	100.0 %	57.67
Austin, TX					
3601 S Congress Avenue	South	228,056	78.5 %	85.7 %	42.92
1021 E 7th Street	East	11,180	100.0 %	100.0 %	49.37
TOTAL		1,321,145	79.3 %	80.5 %	$ 50.94

Hotel:

Location	Sub-Market	Number of Rooms	% Occupied [2]	Revenue Per Available Room (RevPAR) [3]
Sacramento, CA				
Sheraton Grand Hotel	Downtown/Midtown	503	32.3 %	$ 46.60

Ancilliary:

Location	Sub-Market	Rentable Square Feet (Retail)	% Occupied (Retail)	Annualized Rent (Parking + Retail) (in thousands) [4]
Sacramento, CA				
Sheraton Grand Hotel	Downtown/Midtown	9,453	100 %	$ 2,981
Oakland, CA				
2 Kaiser Plaza	Lake Merritt	—	— %	—

Geographic Diversification[1]

Annualized Rent by Location (Excludes Hotel and Ancillary Properties)



Los Angeles
Austin
Oakland
San Francisco

1. Represents gross monthly base rent, as of December 31, 2020, multiplied by 12. The amount reflects total cash rent before abatements. Where applicable, annualized rent has been grossed up by adding annualized expense reimbursements to base rent.
2. Represents trailing twelve-month occupancy as of December 31, 2020, calculated as the number of occupied rooms divided by the number of available rooms.
3. Represents trailing twelve-month RevPAR as of December 31, 2020, calculated as room revenue divided by the number of available rooms.
4. Represents gross monthly contractual rent under parking and retail leases commenced as of December 31, 2020, multiplied by 12. This amount reflects total cash rent before abatements. Where applicable, annualized rent has been grossed up by adding annualized expense reimbursements to base rent.

Key Los Angeles Office Themes

1. Tech, media and entertainment demand driving growth
2. Major content creators such as Netflix, Google, Apple, and Amazon Studios lease 3.1+ million SF of office and production space across West Los Angeles and Hollywood[1]
3. High barrier-to-entry/supply constrained given regulatory environment
4. Affluent population base

CMCT Los Angeles Office Portfolio

- Beverly Hills (9460 Wilshire Boulevard):
  - Severe supply constraints with significant barriers to entry; tenant demand driven by finance and entertainment
  - Adjacent to the Four Seasons Beverly Wilshire Hotel and Rodeo Drive
- Culver City (Lindblade Media Center):
  - A preferred location for tech, entertainment and media tenants; Santa Monica office demand gravitating southeast
- Park Mile/Hancock Park (4750 Wilshire Boulevard):
  - Centrally located; attracting tenants priced out by rent increases in nearby Hollywood
- Brentwood (11600 & 11620 Wilshire Boulevard):
  - Strong demand from executives who prefer a shorter commute; cost-effective alternative to Santa Monica
  - One block west of I-405 freeway; nearby UCLA Medical Center, St. John's Hospital and Veterans Administration Hospital provide consistent demand for medical office


7083 Hollywood Blvd (realized)
Hollywood
9460 Wilshire
4750 Wilshire Blvd
Beverly Hills-Century City
Mid City-Koreatown
11600/11620 Wilshire
Brentwood
Santa Monica
Culver City
Lindblade Media Center
LOS ANGELES
Downtown Los Angeles
LA Holiday Inn (realized)
MAP KEY
CMCT Asset
CIM Asset
(Includes Realized Assets)

CIM Group: 60+ Los Angeles Investments Over 25 Years[2]

- CIM Group is headquartered in Los Angeles
- CIM Group's Los Angeles real estate experience:
  - 10 million+ SF of project experience across opportunistic, value-add and stabilized strategies
  - Currently owns/manages 25 assets valued at $2.4 billion; including 11 office assets with 2.5 million SF

1. Source: Los Angeles County Economic Development Corporation (January 2019).
2. As of September 30, 2020.

Embedded Growth Opportunity: Oakland

Favorable Office Dynamics

1. Relative Value vs. San Francisco Central Business District ("CBD") (Class A asking rents)[1]:
   - San Francisco - $72.21
   - Oakland - $55.57
2. Office building development has been tempered in the East Bay, with current under construction office space equivalent to 0.2% of the market's total existing inventory[1]
3. Proposition M: San Francisco office development limited to 875,000 square feet per year
   - Proposition E: Effective October 2020, Prop E further reduces new office development in San Francisco, tying new approvals to the amount of affordable housing built in the city
4. Class A CBD vacancy of 9.3%[2]


Marina District
Chinatown
80 Natoma
Central Tower
55 Hawthorne
San Francisco
1130 Howard
211 Main Street
246 1st Street
274 Brannan
260 Townsend
330 & 340 Townsend
Block 1
Mission District
Bayview District
400 Paul
Oakland
Piedmont
Uptown Station
1100 Clay
Jack London Square
2353 Webster Garage
1 Kaiser Plaza
2 Kaiser Plaza
1901 Harrison
1333 Broadway
Marriott City Center
Courtyard Oakland Downtown
Alameda
CIM Investments
CMCT Investments

A Vibrant Community

Transportation: All six BART lines and every major Bay Area highway run through Oakland

Amenities Base: Oakland has emerged as a "cool" place to live and work

Residential Development:

- ~2,000 new expected units in 2021 (v. ~169,960 existing)[1]
- Residential Monthly Asking Rents[1]
  San Francisco - $2,751 | Downtown Oakland - $2,530

CMCT Assets	Asset Type	Rentable SF[3]	Leased %[3]	Annualized Rent Per Occupied SF[3,4]
1 Kaiser Plaza	Office	537,811	89.1%	$45.59
2 Kaiser Plaza	Office Development			

CMCT In-Place Rent[3,4]
$45.59

Class A Asking Rents[1]
$55.57

1. Source: CoStar March 2021 Market Report.
2. Source: CBRE Q4 2020 Marketview Snapshot.
3. As of December 31, 2020.
4. Represents gross monthly base rent per square foot under leases commenced as of December 31, 2020, multiplied by 12. This amount reflects total cash rent before abatements. Where applicable, annualized rent has been grossed up by adding annualized expense reimbursements to base rent. Annualized rent for certain office properties includes rent attributable to retail.

CMCT

Compelling Growth Market

1. Diverse Employment Sources – government, education and tech
2. Austin is home to many large U.S. corporations including Amazon, Facebook, Apple, Cisco, eBay, GM, Google, IBM, Intel, Oracle, Paypal, 3M and Whole Foods
3. Sustained, rapid market office rent growth
   - Five year increase of 23% (2015-2020)[1]
4. Vacancy
   - South Austin submarket – 13.6%[1]
5. Population growth
   - Ten year historical growth rate of 2.8% (versus 0.6% in the U.S.)[1]
   - Five year forecast growth rate of 2.1% (versus 0.5% in the U.S.)[1]
6. Employment growth
   - Ten year historical growth rate of 3.34% (versus 0.92% in the U.S.)[1]
7. No state income tax



Hartland Plaza
The Independent
Chase Tower
Seaholm
Barlin - 1300 E 5th
Eastside Village
Barlin - 507 Calles
618 Tillery
District at SoCo
Penn Field
Rollingwood
Vinson
MAP KEY
CMCT Asset
CIM Asset
CIM Realized Asset

CMCT Asset	Asset Type	Rentable SF[2]	Leased %[2]	Annualized Rent Per Occupied SF[2,3]
3601 South Congress	Office	228,056	85.7%	$42.92
1021 E 7th Street	Office	11,180	100.0%	$49.37

CMCT In-Place Rent[2,3]
$43.32

Class A Asking Rents[1]
$47.22

1. Source: CoStar March 2021 Office Market Report.
2. As of December 31, 2020.
3. Represents gross monthly base rent per square foot under leases commenced as of December 31, 2020, multiplied by 12. This amount reflects total cash rent before abatements. Where applicable, annualized rent has been grossed up by adding annualized expense reimbursements to base rent. Annualized rent for certain office properties includes rent attributable to retail.

4 Completed Development: Austin

CMCT

Location	Sub-Market	Rentable SF	Product
Austin, TX	South	44,000	Office
Austin, TX	East	TBD	Office

3601 S. Congress Avenue Expansion — Fully Leased in Q4 2020

- Approximately 44,000 SF, two-story creative office building; add-on building to pre-existing 183,885 SF office complex
- Add-on building fully leased to single tenant through 2029
- Development expected to exceed targeted ~8% return on cost upon stabilization

1021 E. 7th Street — Acquired in Q4 2020

- Approximately 11,000 SF office building located in East Austin; 100% leased until 2023
- Located on main thoroughfare between CBD and East Austin
- Highly desirable location for creative office space; numerous food and dining options within close proximity
- Potential to develop creative office building at expiration of lease term









Location	Sub-Market	Rentable SF	Product
Los Angeles, CA	Mid-Wilshire	140,332	Office

4750 Wilshire Boulevard - Repositioning

- Suspended repositioning of building into vibrant, collaborative office space due to COVID-19
- ~$14.5 million redevelopment with just $2.2 million spent as of December 31, 2020
- Continue to market the building to prospective office tenants while simultaneously evaluating converting unleased space to multi-family
- Centrally located in Park Mile / Hancock Park location with both nearby executive housing (Hancock Park) and millennial housing and lifestyle amenities (Hollywood and Miracle Mile)
- Short drive time to Hollywood/West Hollywood (10 minutes), Beverly Hills/Culver City/Downtown LA (20 minutes) and Santa Monica (30 minutes)
- CIM Group leased ~30,000 square feet in 2Q'19 for an annualized rent of ~$48[1] per square foot representing a 73% lease spread from prior lease (4750 Wilshire is adjacent to CIM Group's headquarters)




The Redbury
101
7083 Hollywood Blvd
Hollywood &Highland®
Dolby Theatre
Sunset Vine Tower
Sunset & Gordon
Sunset La Cienega
The Lot
901 Hancock
150-151 El Camino
4700 Wilshire Blvd
4750 Wilshire Blvd
Mullen Wilshire
MAP KEY
CMCT Asset
CIM Asset
CIM Realized Asset



1. Represents gross monthly base rent per square foot under leases commenced as of December 31, 2020, multiplied by 12. This amount reflects total cash rent before abatements. Where applicable, annualized rent has been grossed up by adding annualized expense reimbursements to base rent.

Location	Sub-Market	Product
Sacramento, CA	Downtown/Midtown	Hotel

Room Renovations

- ~$26.3 million renovation of existing hotel to drive average daily rate and increase group bookings ($2.2 million spent as of December 31, 2020)
- Expecting to renegotiate Marriott Hotel Management Agreement; switch to franchise model with separate management
- Complete renovation of all guestrooms; update food & beverage amenities, public areas, meeting rooms and amenities
- Longer term, potential development of a new hotel tower, multifamily or build-to-suit office on top of owned garage and retail
- The vast majority of the redevelopment has been suspended due to COVID-19

Sheraton Grand Renovation Simultaneous With Expansion/Renovation of Adjacent Sacramento Convention Center

- $340 million renovation/expansion of the Sacramento Convention Center
- Adds new meeting rooms and exhibit halls
- Scheduled to be complete throughout 2021 (opening in phases)
- Part of a larger project (C3) that also renovates adjacent auditorium and theater


SHERATON GRAND

Sheraton Grand


H ST
I ST
J ST
K ST
L ST
4TH ST
5TH ST
6TH ST
8TH ST
9TH ST
10TH ST
11TH ST
12TH ST
13TH ST
14TH ST
15TH ST
980 9TH ST
SHERATON GRAND PARKING & RETAIL
800 J
SHERATON GRAND
Sacramento Convention Center
1000 K ST
1012-1022 K ST
301 CAPITOL MALL
Capitol Park
SUBMARKET MAP - KEY
CMCT Assets
CIM Assets
CIM Realized Assets

4 Growth Pipeline: Oakland

CMCT

Opportunity to Generate Value Through Co-Investment, Sale or Build-to-Suit

Potential Build-to-Suit

Location	Sub-Market	Potential Rentable SF	Product
Oakland, CA	Lake Merritt	425,000 – 800,000	Office

2 Kaiser Plaza (Beacon Tower)

- Build-to-suit opportunity
- Entitled for 425,000-800,000 SF office
- Currently utilized as surface parking lot



2353 WEBSTER GARAGE
2 KAISER
2100 FRANKLIN/2101 WEBSTER
1 KAISER
UPTOWN STATION
1901 HARRISON
1333 BROADWAY
1100 CLAY
MARRIOTT CITY CENTER
COURTYARD OAKLAND
LAKESIDE PARK
LAKE MERRITT
MARKET ST
WEST ST
BRUSH ST
TELEGRAPH AVE
BROADWAY
FRANKLIN ST
WEBSTER ST
HARRISON ST
ALICE ST
JACKSON ST
MADISON ST
LAKESIDE DR
BELLEVUE AVE
SUBMARKET MAP - KEY
CMCT Assets
CIM Assets
CIM Realized Assets



Rendering of Proposed 2 Kaiser Plaza (Beacon Tower), Oakland, CA



1 Kaiser Plaza – Existing Building



2353 Webster Garage
Uptown Station
1901 Harrison
Courtyard Oakland
Jack London Square
211 Main St
274 Brannan
260 Townsend
Block 1
1130 Howard
MAP KEY
CMCT Assets
CIM Assets
CIM Realized Assets
Metro Stops

Bay Area

5 Equity-Enhancing, Growth-Oriented Capital Structure CMCT

Preferred Stock Program

Series A and Series D

- Perpetual Preferred Stock (Series A: 5.5% coupon; Series D: 5.65% coupon)
- Continuously offered – bi-monthly issuance
- CMCT and investor option to call/redeem five years from issuance (Series A: $25 per share; Series D: $24.50 per share), plus accrued and unpaid dividends[1]
- Redemption payable in cash or CMCT common stock, at election of CMCT[1]

Series L

- Perpetual Preferred Stock at 5.5% coupon
- CMCT and investor option to call/redeem beginning November 21, 2022 (or earlier in limited circumstances) at $28.37 per share, plus accrued and unpaid dividends[2]
- Redemption payable in cash or CMCT common stock, at election of CMCT[2]

Historical Preferred Stock Issuance[3]



(in millions)
$100.0
$—
$152.8
$50.1
$39.0
$38.8
$30.2
$1.5
$0.5
Series L Preferred Stock
Series A Preferred Stock
Series D Preferred Stock
2016
2017
2018
2019
2020

Target Capital Structure[4]



Common Equity 45%
Debt and Preferred Equity 55%

- Target capital structure of 45% common equity, 55% debt and preferred equity - seeks to enhance common equity returns with low relative risk

1. With respect to the Series A and Series D Preferred Stock, shares can be redeemed at the option of the holder during the first five years following the issuance date, subject to a redemption fee as a % of stated value of: 10% in years one and two, 8% in year three, 5% in year four, and 3% in year five, CMCT or the holder may redeem without a fee. After year five, there is no redemption fee. Series A redemptions during the first year following the date of issuance must be paid in cash.
2. With respect to the Series L Preferred Stock, as a general matter, shares can only be redeemed from and after the fifth anniversary of the date of original issuance.
3. Represents gross proceeds from issuances through December 31, 2020, calculated as the number of shares issued net of redemptions, and, with respect to the Series L Preferred Stock, net of 2019 repurchases, multiplied by the stated value per share; proceeds are not net of commissions, fees, allocated costs or discount, as applicable. Includes Series A preferred stock issued to CIM Group in lieu of cash payment of the asset management fee.
4. Common equity based on fair value (see page 31 for the actual components of our capital structure as of December 31, 2020). Debt and preferred equity based on their respective stated value.

5 Equity-Enhancing, Growth-Oriented Capital Structure CMCT

Debt & Preferred Summary (December 31, 2020)[1]

Mortgage Payable	Interest structure (fixed/variable etc.)	Interest Rate	Maturity/ Expiration Date	Loan balance (in millions)	
1 Kaiser Plaza	Fixed	4.14%	7/1/2026	$	97.1
Total Mortgage Payable		**4.14%**		**$**	**97.1**
Other Debt					
SBA 7(a) Loan-Backed Notes[2]	Variable	LIBOR + 1.40%	3/20/2043	$	14.2
Borrowed Funds from the Federal Reserve through the PPPLF[3]	Fixed	0.35%	Various[3]		14.5
Total Other Debt				**$**	**28.7**
Corporate Debt					
2018 Revolving Credit Facility[4]	Variable	LIBOR + 2.05%[4]	10/31/2022	$	166.5
2020 Unsecured Revolving Credit Facility[5]	Fixed	1.00%	5/1/2022		—
Junior Subordinated Notes	Variable	LIBOR + 3.25%	3/30/2035	$	27.1
Total Corporate Debt				**$**	**193.6**
Total Debt				**$**	**319.4**

Preferred Stock	Interest structure (fixed/variable etc.)	Coupon	Maturity/ Expiration Date	Outstanding (in millions)	
Series A	Fixed	5.50%	N/A	$	159.6[6]
Series D	Fixed	5.65%	N/A		0.5[7]
Series L	Fixed	5.50%	N/A		152.8[8]
Total Preferred Stock				**$**	**312.9**
Total Debt + Preferred Stock				**$**	**632.3**

Debt Maturity Schedule (December 31, 2020)[1]

(in millions)


$1.7
$174.2
8.5
$1.1
$0.7
$133.2
2021
2022
2023
2024
2025
Thereafter

Fixed Debt vs. Floating Debt (December 31, 2020)[1]


Excluding SBA 7(a) Loan Backed Notes
Fixed 37%
Floating 63%
Including SBA 7(a) Loan Backed Notes
Fixed 35%
Floating 65%

See debt and preferred stock footnotes under Important Information on slide 32.

CIM Commercial Trust – Key Investment Highlights

CMCT

CMCT

1. **Deep Commercial Property Expertise Through Relationship with CIM Group; Insiders[1] own ~20.5% of CMCT common stock[2]**
2. **High Quality Class A and Creative Office Portfolio**
3. **Significant Embedded Organic Growth Opportunity From Outsized Growth In Key Gateway Markets**
4. **External Growth Opportunity – Acquisitions & Select Redevelopment and Build-to-Suit**
5. **Equity-Enhancing, Growth-Oriented Capital Structure**

1. Includes CIM Group and its affiliates, as well as officers and directors of CMCT.
2. Based on 14,827,410 shares of CMCT common stock outstanding as of March 11, 2021.



CMCT

Appendix

Estimated Net Asset Value

(As of December 31, 2020)

($ in millions, except for shares and per share amounts) (Unaudited)

Estimated NAV			Estimated NAV per share of common stock outstanding
Investments in real estate - at fair value	$	866.7	
Loans receivable - at fair value		85.2	
Debt [1]		(319.4)	
Cash and other assets, net of other liabilities		11.3	
Noncontrolling interests		(0.7)	
Redeemable Series A Preferred Stock [2]		(159.6)	
Redeemable Series D Preferred Stock [3]		(0.5)	
Redeemable Series L Preferred Stock [4]		(152.8)	
Estimated NAV attributable to common stockholders	**$**	**330.2**	**$ 22.27**
Shares of Common Stock outstanding			**14,827,410**

Please note, the changes in global, national, regional or local economic, demographic or capital market conditions (including as a result of the outbreak of COVID-19) can have a significant negative impact on net asset value.

1. Represents outstanding mortgage debt, junior subordinated notes, SBA 7(a) loan-backed notes, and borrowings on our revolving credit facility, at face value. Excludes secured borrowings on government guaranteed loans, which are included in other liabilities, cash and other assets.
2. Outstanding Series A Preferred Stock represents total shares outstanding as of December 31, 2020 of 6,492,632, less redemptions of 107,014 shares, multiplied by the stated value of $25.00 per share. Gross proceeds are not net of commissions, fees, allocated costs or discount as applicable.
3. Outstanding Series D Preferred Stock represents total shares outstanding as of December 31, 2020 of 19,145 multiplied by the stated value of $25.00 per share. Gross proceeds are not net of commissions, fees, allocated costs or discount as applicable.
4. Outstanding Series L Preferred Stock represents total shares outstanding as of December 31, 2020 of 5,387,160 multiplied by the stated value of $28.37 per share. Gross proceeds are not net of commissions, fees, allocated costs or discount as applicable.

Key Metrics

CMCT

Top Five Tenants (December 31, 2020)

Tenant	Property	Lease Expiration	Annualized Rent (in thousands)[1]	% of Annualized Rent	Rentable Square Feet	% of Rentable Square Feet
Kaiser Foundation Health Plan, Inc.	1 Kaiser Plaza	2025-2027[2]	$ 16,004	30.0 %	366,777	27.8 %
MUFG Union Bank, N.A.	9460 Wilshire Boulevard	2029	3,617	6.8 %	27,569	2.1 %
F45 Training Holdings, Inc.	3601 S Congres Avenue	2029	2,279	4.3 %	44,171	3.3 %
3 Arts Entertainment, Inc.	9460 Wilshire Boulevard	2026	2,183	4.1 %	27,112	2.1 %
Westwood One, Inc.	Lindblade Media Center	2025	1,870	3.5 %	32,428	2.5 %
Total for Top Five Tenants			25,953	48.7 %	498,057	37.8 %
All Other Tenants			27,383	51.3 %	548,912	41.5 %
Vacant			—	— %	274,176	20.7 %
Total Office			$ 53,336	100.0 %	1,321,145	100.0 %

Lease Expirations as a % of Annualized Office Rent (December 31, 2020)[1]



30.0%
20.0%
10.0%
—%
9.7%
14.0%
8.3%
4.4%
32.7%
7.2%
7.9%
1.8%
11.3%
2.7%
—%
2021 3
2022
2023
2024
2025
2026
2027
2028
2029
2030
Thereafter

1. Represents gross monthly base rent, as of December 31, 2020, multiplied by 12. This amount reflects total cash rent before abatements. Where applicable, annualized rent has been grossed up by adding annualized expense reimbursements to base rent. Annualized rent for certain office properties includes rent attributable to retail.
2. Prior to February 28, 2023, the tenant may terminate up to 140,000 square feet of space in the aggregate (of which no more than 100,000 rentable square feet may be terminated with respect to the rentable square feet expiring in 2027) in exchange for a termination penalty. From and after February 28, 2023, with respect to the rentable square feet expiring in 2025, and February 28, 2025, with respect to rentable square feet expiring in 2027, the tenant has the right to terminate all or any portion of its lease with CMCT, effective as of any date specified by the tenant in a written notice given to CMCT at least 15 months prior to the termination, in each case in exchange for a termination penalty, the amount of which is dependent on a variety of factors, including but not limited to the date of the termination notice, the amount of the square feet to be terminated and the location within the building of the space to be terminated.
3. Includes 11,378 square feet of month-to-month leases, as of December 31, 2020.



CMCT

Important Information

Important Information

CMCT

Assets Owned and Operated (AOO) represents the aggregate assets owned and operated by CIM on behalf of partners (including where CIM contributes alongside for its own account) and co-investors, whether or not CIM has discretion, in each case without duplication.

Report Date is defined to mean as of September 30, 2020.

Book Value for each investment generally represents the investment's book value as reflected in the applicable fund's unaudited financial statements as of the Report Date prepared in accordance with U.S. generally accepted accounting principles on a fair value basis. These book values generally represent the asset's third-party appraised value as of the Report Date, but in the case of CIM's Cole Net-Lease Asset strategy, book values generally represent undepreciated cost (as reflected in SEC-filed financial statements).

Investment-Level Returns represent the performance of an investment in a fund based on the equity contributed to the investment by the fund and distributed to the fund from the investment, provided that generally, (a) distributions resulting from debt proceeds or third party capital used to replace equity contributions are applied as a reduction in contributions and, accordingly, are not treated as distributions; (b) any fund-level debt is allocated to the investments and assumed to be investment-level debt, the significant effects of which are as follows: (i) equity contributed is reduced by the amount of assumed debt and (ii) equity distributed is reduced by the amount of repayments on such debt; (c) temporary (working capital) contributions may be treated as a reduction of total contributions in the period the capital is returned to the fund and (d) certain amounts re-contributed from the fund to an investment are deemed to be reductions in prior distributions rather than additional contributions; the effects of (a) – (d) are to reduce the amount of distributions and contributions. Deposits and other pre-closing cash outflows are generally assumed to be contributed to the investment at closing. Returns are calculated after taking into account investment-level costs, but before taking into account fund-level costs and expenses, organizational expenses, management fees, carried interest distributions payable to CIM or taxes, the effect of which is expected to be material.

Net Asset Value (NAV) represents the distributable amount based on a "hypothetical liquidation" assuming that on the date of determination that: (i) investments are sold at their Book Values; (ii) debts are paid and other assets are collected; and (iii) appropriate adjustments and/or allocations between equity partners are made in accordance with applicable documents, as determined in accordance with applicable accounting guidance.

Important Information - Debt and Preferred Summary

CMCT

1. Excludes: (a) $8.5 million of secured borrowings – government guaranteed loans, which represent sold loans that are treated as secured borrowing because the loan sales did not meet the derecognition criteria provided for in ASC 860-30, Secured Borrowing and Collateral, and (b) premiums, discounts and debt issuance costs.
2. In May 2018, we completed a securitization of the unguaranteed portion of certain of our SBA 7(a) loans receivable with the issuance of $38.2 million of unguaranteed SBA 7(a) loan-backed notes. The SBA 7(a) loan-backed notes are collateralized by the right to receive payments and other recoveries attributable to the unguaranteed portions of certain of our SBA 7(a) loans receivable. The notes mature on March 20, 2043, with monthly payments due as payments on the collateralized loans are received. Based on the anticipated repayments of our collateralized SBA 7(a) loans, at issuance, we estimated the weighted average life of the notes to be approximately two years.
3. In June 2020, CMCT borrowed funds from the Federal Reserve through the Paycheck Protection Program Liquidity Facility (the "PPPLF"). Advances under the PPPLF carry an interest rate of 0.35%, are made on a dollar-for-dollar basis based on the amount of loans originated under the Paycheck Protection Program and are secured by loans made by CMCT under the Paycheck Protection Program. The maturity date of PPPLF borrowings is the same as the maturity date of the loans pledged to secure the extension of credit, generally two or five years. At maturity, both principal and accrued interest are due.
4. In October 2018, CMCT entered into a secured revolving credit facility with a bank syndicate that, as amended, allows CMCT to borrow up to $209.5 million, subject to a borrowing base calculation (the "2018 revolving credit facility"). In September 2020, the 2018 revolving credit facility was amended (the "2018 Credit Facility Modification") to remedy the effect that COVID-19 had on CMCT's ability to borrow under the 2019 revolving credit facility during the period from September 2, 2020 through June 30, 2021 (the "Deferral Period"). The 2018 revolving credit facility bears interest (i) during the Deferral Period at (A) the base rate plus 1.05% or (B) LIBOR plus 2.05% and (ii) after the Deferral Period, at (A) the base rate plus 0.55% or (B) LIBOR plus 1.55%. The 2018 revolving credit facility is also subject to an unused commitment fee of 0.15% or 0.25% depending on the amount of aggregate unused commitments. The 2018 revolving credit facility is secured by deeds of trust on certain of our properties. During the Deferral Period, CMCT's borrowing capacity is subject to a $15.0 million reserve, which may be reduced by certain capital expenditures made in respect of the properties securing the 2018 revolving credit facility, and the requirement that we maintain a minimum balance of "liquid assets" of $15.0 million, which are defined as (1) unencumbered cash and cash equivalents and (2) up to $5.0 million unfunded availability under the 2018 revolving credit facility. The 2018 revolving credit facility matures in October 2022 and provides for one one-year extension option under certain conditions. As of March 11, 2021, $24.0 million was available for future borrowings.
5. In May 2020, to further enhance its liquidity position and maintain financial flexibility, CMCT entered into an unsecured revolving credit facility with a bank (the "2020 unsecured revolving credit facility") pursuant to which CMCT can borrow up to a maximum of $10,000,000. Outstanding advances under the 2020 unsecured revolving credit facility bear interest at the rate of 1.00%. CMCT also pays a revolving credit facility fee of 1.12% with each advance under the 2020 unsecured revolving credit facility, which fee is subject to a cap of $112,000 in the aggregate. The 2020 unsecured revolving credit facility contains certain customary covenants including a maximum leverage ratio and a minimum fixed charge coverage ratio, as well as certain other conditions. The 2020 unsecured revolving credit facility matures in May 2022.
6. Outstanding Series A Preferred Stock represents total shares issued as of December 31, 2020 of 6,492,632, less redemptions of 107,014 shares, multiplied by the stated value of $25.00 per share. Includes shares issued to CIM Group in lieu of cash payment of the asset management fee. Gross proceeds are not net of commissions, fees, allocated costs or discount.
7. Outstanding Series D Preferred Stock represents total shares issued as of December 31, 2020 of 19,145 multiplied by the stated value of $25.00 per share. Gross proceeds are not net of commissions, fees, allocated costs or discount.
8. Outstanding Series L Preferred Stock represents total shares outstanding as of December 31, 2020 of 5,387,160, multiplied by the stated value of $28.37 per share. Gross proceeds are not net of commissions, fees, allocated costs or discount.